Exhibit 10.11
Carl B. Webb Compensation Arrangement
     On October 24, 2005, the Compensation Committee of Triad Financial Corporation (the “Company”) agreed to compensate Mr. Carl B. Webb for his work as interim President and Chief Executive Officer of the Company. Mr. Webb assumed this role in August 2005 and will be paid a monthly salary of approximately $41,666. Mr. Webb will be employed on an “at will” basis and there is no written employment agreement.